Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 29, 2011, relating to the consolidated financial statements of Tegal Corporation, which appears in Tegal Corporation’s Annual Report on Form 10-K for the year ended March 31, 2011.

Burr Pilger Mayer, Inc.
San Francisco, California
July 7, 2011